Exhibit 99.2


                                                  Citizens Communications
                                                  3 High Ridge Park
                                                  Stamford, CT 06905
                                                  203.614.5600
                                                  Web site: www.czn.net
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE:

Contact:
Michael Bromley
203.614.5218
mbromley@czn.com

           Citizens Communications Reports 2006 Second-Quarter Results

Stamford, Conn., August 2, 2006 -- Citizens Communications (NYSE:CZN) today reported second quarter 2006 revenues of $506.9 million, operating income of $169.5 million, and net income of $101.7 million. During the quarter, the company received approximately $65 million in cash upon the liquidation of the Rural Telephone Bank. Excluding the effects of the Rural Telephone Bank liquidation, net income would have been $63.0 million.

Second quarter 2006 revenue increased 2.2 percent compared to the second quarter of 2005. The increase is due primarily to growth in data and internet services revenue and to a lesser extent higher access services revenues and higher enhanced services/features revenues. Data and internet services revenue increased 28.5 percent compared to the second quarter of 2005.

Other operating expense decreased by approximately $6.8 million or 3.7 percent primarily driven by reductions in salaries and benefits as the company has 340 fewer employees and improved expense control in benefit costs.

Depreciation expense for the second quarter of 2006 decreased $12.9 million as compared to the second quarter of 2005. The decrease is due to a declining asset base and changes in the projected useful lives of certain assets as determined by an independent study prepared last year. Depreciation expense is expected to decline in 2006 to approximately $350.0 million or by 11 percent compared to 2005.

The company added 19,600 high-speed internet customers during the quarter and had over 350,000 high-speed data subscribers at June 30, 2006. The number of the company's high-speed internet subscribers has increased by more than 83,000 or
31.1 percent since June 30, 2005.

Operating income for the second quarter of 2006 was $169.5 million and operating income margin was 33.4 percent, compared to $142.3 million and 28.7 percent in the second quarter of 2005. Capital expenditures were $54.5 million for the second quarter of 2006 and $98.3 million for the first six months of 2006.

Free cash flow for the second quarter increased 17 percent to $155.8 million compared to the second quarter of 2005. The company's dividend represents a payout of 51.6 percent of free cash flow for the first six months of 2006.

                                    --MORE --

During the second quarter, the company repurchased $97.3 million of stock at an average price of $13.16. In addition, during the second quarter, the company retired at par $175 million of debentures due on June 1, 2006 and repurchased $22.7 million of its notes due August 17, 2006.

As previously announced, the sale of Electric Lightwave, LLC (ELI) for $247 million (including $243 million in cash) closed on July 31, 2006.

The company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow. A reconciliation of the differences between free cash flow and the most comparable financial measure calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under generally accepted accounting principles and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the company may not be comparable to similarly titled measures of other companies.

The company believes that presentation of non-GAAP financial measures provides useful information to investors regarding the company's financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the company's core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions, and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the company and its results of operations. Management uses these non-GAAP financial measures to plan and measure the performance of its core operations and its divisions' measure performance and report to management based upon these measures. In addition, the company believes that free cash flow, as the company defines it, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments.

Management uses these non-GAAP financial measures to (i) assist in analyzing the company's underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the company's ability to generate cash flow and, as a result, to plan for future capital and operational decisions. Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures. The company believes that the non-GAAP financial measures are meaningful and useful for the reasons outlined above.




                                    --MORE --

While the company utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted from such measure. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.



About Citizens Communications
More information about Citizens can be found at www.czn.net.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "believe," "anticipate," "expect," and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties are based on a number of factors, including but not limited to: our ability to effectively manage our operations, costs and capital spending; our ability to successfully introduce new product offerings, including bundled service packages; our ability to sell enhanced services; our ability to comply with federal and state regulations; changes in the number of our revenue generating units; general and local economic and employment conditions; the effects of ongoing changes in the regulation of the communications industry; overall changes in the telecommunications market; and greater than anticipated competition from wireless or wireline carriers. These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filing. We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.




                                       ###




TABLES TO FOLLOW


                         Citizens Communications Company
                         Consolidated Financial Data (1)
                                   (unaudited)

                                                       For the quarter ended                    For the six months ended
                                                              June 30,                                     June 30,
                                                      -------------------------    %         ---------------------------      %
(Amounts in thousands - except per-share amounts)        2006          2005      Change         2006           2005        Change
                                                      -----------------------------------    --------------------------------------

Income Statement Data
  Revenue                                              $ 506,912     $ 496,133        2%     $ 1,013,773      $ 998,467         2%
  Cost of services (exclusive of depreciation and
    amortization)                                         38,402        35,595        8%          78,620         75,317         4%
  Other operating expenses                               176,842       183,667       -4%         361,466        365,439        -1%
  Stock based compensation                                 2,658         2,116       26%           5,335          4,381        22%
  Depreciation and amortization                          119,552       132,474      -10%         241,556        266,568        -9%
  Operating income                                       169,458       142,281       19%         326,796        286,762        14%
  Investment and other income (loss), net                 65,363           573         -          64,012          4,541          -
  Interest expense (includes interest on convertible
    debt)                                                 85,341        84,065        2%         170,734        167,790         2%
  Income tax expense                                      54,734        17,326      216%          81,341         42,542        91%
Income from discontinued operations, net of tax            6,956         3,121      123%          13,452          6,247       115%
Net income attributable to common shareholders           101,702        44,584      128%         152,185         87,218        74%

Weighted average shares outstanding                      322,337       340,389       -5%         324,501        339,484        -4%

Basic net income per share attributable to common
  shareholders (2)                                     $    0.32     $    0.13      146%     $      0.47      $    0.26        81%

Other Financial Data
Capital expenditures                                   $  54,519     $  59,606       -9%     $    98,284      $ 109,020       -10%
Free cash flow (3)                                       155,760       133,624       17%         315,250        286,310        10%

(1) In February 2006, we entered into a definitive agreement to sell Electric Lightwave, LLC (ELI), our competitive local exchange carrier business. Additionally, our conferencing business was sold on March 15, 2005. Prior periods have been restated to present ELI and our conferencing business as discontinued operations and to reflect the consolidation of Mohave Cellular Limited Partnership in accordance with EITF No. 04-5.
(2)  Calculated based on weighted average shares outstanding.
(3) A reconciliation to the most comparable GAAP measure is presented at the end of these tables.


                         Citizens Communications Company
                        Financial and Operating Data (1)
                                   (unaudited)

                                                        For the quarter ended                   For the six months ended
                                                                June 30,                                June 30,
                                                      ---------------------------      %        --------------------------      %
(Amounts in thousands, except operating data)             2006            2005       Change        2006           2005       Change
                                                      --------------------------------------    ------------------------------------

TELECOMMUNICATIONS
Select Income Statement Data
Revenue
     Access services                                   $  153,582     $  151,654       1%     $  314,550     $  308,478         2%
     Local services                                       203,254        205,722      -1%        406,820        415,679        -2%
     Long distance services                                38,692         42,337      -9%         77,850         86,087       -10%
     Data and internet services                            54,488         42,392      29%        104,846         81,001        29%
     Directory services                                    28,547         28,541       0%         57,344         56,504         1%
     Other                                                 28,349         25,487      11%         52,363         50,718         3%
Total revenue                                             506,912        496,133       2%      1,013,773        998,467         2%

Expenses
     Network access expense                                38,402         35,595       8%         78,620         75,317         4%
     Other operating expenses                             176,842        183,667      -4%        361,466        365,439        -1%
     Stock based compensation                               2,658          2,116      26%          5,335          4,381        22%
     Depreciation and amortization                        119,552        132,474     -10%        241,556        266,568        -9%
Total expenses                                            337,454        353,852      -5%        686,977        711,705        -3%

Operating Income                                       $  169,458     $  142,281      19%     $  326,796     $  286,762        14%

Other Financial and Operating Data
     Access lines                                       2,162,712      2,275,465      -5%      2,162,712      2,275,465        -5%
     High-speed internet subscribers                      350,411        267,270      31%        350,411        267,270        31%
     Switched access minutes of use (in millions)           2,579          2,830      -9%          5,233          5,712        -8%
     Average monthly revenue per average access line   $    77.62     $    72.31       7%     $    77.12     $    72.42         6%
     Average monthly revenue per average RGU (2)       $    67.11     $    65.06       3%     $    67.00     $    65.57         2%

(1)  See footnote (1) on the first page.
(2)  RGUs are access lines plus high-speed internet subscribers.


                         Citizens Communications Company
                  Condensed Consolidated Balance Sheet Data (1)

(Dollars in thousands)
                                                               (unaudited)
                                                              June 30, 2006        December 31, 2005
                                                           ---------------------  --------------------
                               ASSETS
                               ------
Current assets:
    Cash and cash equivalents                                       $   141,316           $   268,917
    Accounts receivable and other current assets                        232,452               243,270
    Assets of discontinued operations                                   162,915               162,716
                                                           ---------------------  --------------------
      Total current assets                                              536,683               674,903

Property, plant and equipment, net                                    2,978,064             3,058,312

Other long-term assets                                                2,630,550             2,699,520
                                                           ---------------------  --------------------
           Total assets                                             $ 6,145,297           $ 6,432,735
                                                           =====================  ====================

                       LIABILITIES AND EQUITY
                       ----------------------
Current liabilities:
    Long-term debt due within one year                              $    47,683           $   227,693
    Accounts payable and other current liabilities                      334,052               372,968
    Liabilities of discontinued operations                               44,348                46,266
                                                           ---------------------  --------------------
      Total current liabilities                                         426,083               646,927

Deferred income taxes and other liabilities                             844,260               748,869
Long-term debt                                                        3,950,556             3,995,130
Stockholders' equity                                                    924,398             1,041,809
                                                           ---------------------  --------------------
           Total liabilities and equity                             $ 6,145,297           $ 6,432,735
                                                           =====================  ====================


(1) See footnote (1) on the first page.


                         Citizens Communications Company
                    Condensed Consolidated Cash Flow Data (1)
                                   (unaudited)

(Dollars in thousands)
                                                                        For the six months ended June 30,
                                                                        ----------------------------------
                                                                             2006              2005
                                                                        ----------------  ----------------

Cash flows provided by (used in) operating activities:
Net income                                                                    $ 152,185         $  87,218
     Deduct: Gain on sale of discontinued operations                                  -            (1,167)
             Income from discontinued operations                                (13,452)           (5,080)
Adjustments to reconcile income to net cash provided
   by operating activities:
     Depreciation and amortization expense                                      241,556           266,568
     Gain on expiration/settlement of customer advances                               -              (668)
     Loss on debt exchange                                                            -             3,175
     Stock based compensation                                                     5,335             4,381
     Other                                                                       (5,155)           47,921
                                                                        ----------------  ----------------
Net cash provided by continuing operating activities                            380,469           402,348

Cash flows from investing activities:
     Proceeds from sales of assets, net of selling expenses                           -            25,307
     Proceeds from sale of discontinued operations                                    -            43,565
     Capital expenditures                                                       (98,284)         (109,020)
     Other assets (purchased) distributions received, net                        62,244            (4,667)
                                                                        ----------------  ----------------
Net cash used by investing activities                                           (36,040)          (44,815)

Cash flows from financing activities:
     Long-term debt payments                                                   (198,126)           (5,876)
     Issuance of common stock                                                    12,756            24,953
     Dividends paid                                                            (162,773)         (171,022)
     Shares repurchased                                                        (135,239)          (14,587)
     Other                                                                           17            (1,645)
                                                                        ----------------  ----------------
Net cash used by financing activities                                          (483,365)         (168,177)

Cash flows of discontinued operations:
     Operating activities                                                        16,880            17,095
     Investing activities                                                        (5,545)           (5,700)
     Financing activities                                                             -               (48)
                                                                        ----------------  ----------------
                                                                                 11,335            11,347

Increase in cash and cash equivalents                                          (127,601)          200,703
Cash and cash equivalents at January 1,                                         268,917           171,797
                                                                        ----------------  ----------------

Cash and cash equivalents at June 30,                                         $ 141,316         $ 372,500
                                                                        ================  ================

Cash paid during the period for:
     Interest                                                                 $ 169,841         $ 143,436
     Income taxes                                                             $   2,871         $     838

(1)  See footnote (1) on the first page.

                                                                                                                Schedule A

     Reconciliation of Non-GAAP Financial Measures (1)

                                                        For the quarter ended June 30,         For the six months ended June 30,
                                                      -----------------------------------    --------------------------------------
      (Amounts in thousands)                                2006               2005                 2006                2005
                                                      ----------------   ----------------    ------------------  ------------------

     Net Income to Free Cash Flow;
     -----------------------------
        Net Cash Provided by Operating Activities
        -----------------------------------------

     Net income                                             $ 101,702          $  44,584             $ 152,185           $  87,218

     Add back:
         Depreciation and amortization                        119,552            132,474               241,556             266,568

         Income tax expense                                    54,734             17,326                81,341              42,542

         Stock based compensation                               2,658              2,116                 5,335               4,381

     Subtract:
         Cash paid for income taxes                             3,004              2,697                 2,871                 838

         Investment and other income (loss), net               65,363                573                64,012               4,541

         Capital expenditures                                  54,519             59,606                98,284             109,020

                                                      ----------------   ----------------    ------------------  ------------------
     Free cash flow                                           155,760            133,624               315,250             286,310

     Add back:
         Deferred income taxes                                 53,990             19,750                78,153              44,859

         Noncash (gains)/losses, net                            3,361              9,270                10,400              11,834

         Investment and other income (loss), net                3,935                573                 2,584               4,541

         Cash paid for income taxes                             3,004              2,697                 2,871                 838

         Capital expenditures                                  54,519             59,606                98,284             109,020

     Subtract:
         Changes in current assets and liabilities             (5,635)            (2,795)               26,945               1,884

         Income tax expense                                    54,734             17,326                81,341              42,542

         Stock based compensation                               2,658              2,116                 5,335               4,381

         Gain on sale of discontinued operations                    -                  -                     -               1,167

         Income from discontinued operations                    6,956              3,121                13,452               5,080

                                                      ----------------   ----------------    ------------------  ------------------
     Net cash provided by operating activities              $ 215,856          $ 205,752             $ 380,469           $ 402,348
                                                      ================   ================    ==================  ==================

(1)  See footnote (1) on the first page.